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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-170802

NORTHSTAR HEALTHCARE INCOME, INC.

SUPPLEMENT NO. 5 DATED FEBRUARY 11, 2013
TO THE PROSPECTUS DATED AUGUST 7, 2012

        This document supplements, and should be read in conjunction with, our prospectus dated August 7, 2012, Supplement No. 1 dated September 20, 2012, Supplement No. 2 dated November 13, 2012, Supplement No. 3 dated January 31, 2013 and Supplement No. 4 dated February 4, 2013. The purpose of this Supplement No. 5 is to disclose:

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  an update to the status of our initial public offering; and

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  an update to our investment objectives.

Status of Our Initial Public Offering

        On February 11, 2013, we satisfied the minimum offering amount of our continuous public offering of up to $1.1 billion in shares of common stock as a result of the purchase of $2.0 million in shares of our common stock for $9.00 per share (reflecting that no selling commissions or dealer manager fees were paid) by an affiliate of NorthStar Realty Finance Corp., our sponsor. On February 11, 2013, following the authorization of our board of directors, our escrow agent released all of the offering proceeds in our escrow account. We have special escrow provisions for Ohio and Tennessee residents, which have not been satisfied as of February 11, 2013. Our primary offering is expected to terminate on or before August 7, 2014, unless extended by our board of directors as permitted under applicable law and regulations.

        Our sponsor has informed us that neither our sponsor nor its affiliate intends to sell any of the shares acquired that enabled us to satisfy the minimum offering requirement to any person or entity, other than to a subsidiary, parent company or company under common control with our sponsor, for so long as we are externally managed and advised by our advisor, or another affiliate of our sponsor.

Update to Our Investment Objectives

        The first sentence of the first paragraph under the heading "Prospectus Summary—Investment Objectives" and "Investment Objectives and Strategy—Investment Objectives" is superseded and replaced in its entirety by the following:

Our primary investment objectives are:

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  to pay attractive and consistent current income through cash distributions; and

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  to preserve, protect and return your capital contribution.

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  Filed Pursuant to Rule 424(b)(3) Registration No. 333-170802
NORTHSTAR HEALTHCARE INCOME, INC. SUPPLEMENT NO. 5 DATED FEBRUARY 11, 2013 TO THE PROSPECTUS DATED AUGUST 7, 2012
Status of Our Initial Public Offering
Update to Our Investment Objectives